Exhibit 15.2

Beijing Dacheng Law Offices, LLP (Shanghai)

Consent Letter

February 9, 2026

To:	Jin Medical International Ltd. No. 33 Lingxiang Road, Wujin District Changzhou City, Jiangsu Province People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name in Jin Medical International Ltd.’s annual report on Form 20-F for the year ended September 30, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Shanghai)
Beijing Dacheng Law Offices, LLP (Shanghai)